Exhibit 99

General Electric Capital Corporation and consolidated affiliates
Financial Measures That Supplement Generally Accepted Accounting Principles

We sometimes use information derived from consolidated financial information but not presented in our financial statements prepared in accordance with U.S. generally accepted accounting principles (GAAP). Certain of these data are considered “non-GAAP financial measures” under the U.S. Securities and Exchange Commission rules. Specifically, we have referred to delinquency rates on certain financing receivables of the GE Commercial Finance and GE Money segments. The reasons we use this non-GAAP financial measure and its reconciliation to the most directly comparable GAAP financial measures follow.

Delinquency Rates on Certain Financing Receivables

GE Commercial Finance

	At
	June 30, 2008(a)	December 31, 2007	June 30, 2007

Managed	1.48%	1.21%	1.28%
Off-book	0.72	0.71	0.69
On-book	1.63	1.33	1.44

GE Money

	At
	June 30, 2008(a)	December 31, 2007	June 30, 2007

Managed	5.92%	5.38%	5.22%
U.S.	5.55	5.52	4.50
Non-U.S.	6.07	5.32	5.50
Off-book	6.45	6.64	5.16
U.S.	6.45	6.64	5.16
Non-U.S.	(b)	(b)	(b)
On-book	5.86	5.22	5.23
U.S.	4.93	4.78	4.00
Non-U.S.	6.07	5.32	5.50

(a)	Subject to update.
(b)	Not meaningful.

The increase in off-book delinquency for GE Money in the U.S. from 5.16% at June 30, 2007, to 6.45% at June 30, 2008, reflects both a change in the mix of receivables securitized during 2007 and 2008, as well as the rise in delinquency across the broader portfolio of U.S. credit card receivables.

We believe that delinquency rates on managed financing receivables provide a useful perspective of our portfolio quality and are key indicators of financial performance. We use this non-GAAP financial measure at the segment

(1)

level because it provides information that enables management and investors to understand the underlying operational performance and trends of the particular business segment and facilitates a comparison of the business segment with the performance of its competitors. The same underwriting standards and ongoing risk monitoring are used for both on-book and off-book portfolios as the customer’s credit performance will affect both securitized loans and loans retained on the balance sheet. We believe that managed basis information is useful to management and investors, enabling them to understand both the credit risks associated with the loans reported on the balance sheet and our retained interests in securitized loans.

(2)